UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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STERLING BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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STERLING BANCORP

650 FIFTH AVENUE, NEW YORK, N.Y. 10019-6108

LOUIS J. CAPPELLI
CHAIRMAN
& CHIEF EXECUTIVE OFFICER

April __, 2009

Dear Shareholder:

Sterling’s Annual Meeting of Shareholders will be held on Thursday, May 7, 2009, at 10:00 A.M. Eastern Time, at The University Club, One West 54th Street, New York, New York 10019, for the election of directors, ratification of the appointment of independent registered public accounting firm, advisory approval of the compensation of named executive officers and transaction of any other business as may come before the meeting. You are invited to attend this Annual Meeting.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Proxy material for the meeting accompanies this letter. You may vote your shares by using a toll free telephone number or on the Internet (see the instructions on the accompanying proxy card) or you may sign, date, and mail the proxy card in the postage paid envelope provided.

Thank you for your continued interest and support.

Sincerely,

/s/ Louis J. Cappelli

STERLING BANCORP
650 Fifth Avenue, New York, N.Y. 10019-6108

NOTICE OF ANNUAL MEETING
MAY 7, 2009

          The Annual Meeting of Shareholders of Sterling Bancorp will be held on Thursday, May 7, 2009, at 10:00 A.M. Eastern Time, at The University Club, One West 54th Street, New York, New York 10019, to consider and act upon the following matters:

1. Election of nine (9) directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

2. Advisory approval of the compensation of the Company’s named executive officers.

3. Ratification of the appointment by the Audit Committee of the Board of Directors of Crowe Horwath LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

4. Such other matters as may properly come before the meeting or any adjournment thereof.

          The close of business on March 25, 2009 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting.

IMPORTANT

We urge you to sign, date, and send in the enclosed proxy at your earliest convenience, or to vote via the toll free telephone number or via the Internet as instructed on the proxy card, whether or not you expect to be present at the meeting. Sending in your proxy or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

By Order of the Board of Directors

DALE C. FREDSTON
Corporate Secretary

April __, 2009

STERLING BANCORP
650 Fifth Avenue,
New York, N.Y. 10019-6108

PROXY STATEMENT

April __, 2009

          This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Bancorp (the “Company”) with respect to the Annual Meeting of Shareholders of the Company to be held on May 7, 2009. Any proxy given by a shareholder may be revoked at any time before it is voted by giving appropriate notice to the Corporate Secretary of the Company or by delivering a later dated proxy or by a vote by the shareholder in person at the Annual Meeting. Proxies in the accompanying form which are properly executed by shareholders and duly returned to the Company and not revoked will be voted for all nominees listed under “Election of Directors”, for advisory approval of the compensation of the Company’s executive officers, and for ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for fiscal year 2009, unless the shareholder directs otherwise, and will be voted on any other matters in accordance with the Board of Directors’ recommendations. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April __, 2009.

          The outstanding shares of the Company at the close of business on March 25, 2009 entitled to vote at the Annual Meeting consisted of 18,106,491 common shares, $1 par value (the “Common Shares”).

          The Common Shares are entitled to one vote for each share on all matters to be considered at the meeting and the holders of a majority of such shares, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. Only shareholders of record at the close of business on March 25, 2009 are entitled to vote at the Annual Meeting.

          The Company’s proxy statement and annual report are available over the Internet at www.sterlingbancorp.com/proxy.

1 – ELECTION OF DIRECTORS

          Nine directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting of Shareholders to be held on May 7, 2009, to serve until the next Annual Meeting and until their respective successors have been elected. It is intended that, unless authority to vote for any nominee or all nominees is withheld by the shareholder, a properly executed and returned proxy will be voted in favor of the election as directors of the nominees named below. All nominees are members of the present Board of Directors, and were elected at the 2008 Annual Meeting of Shareholders. There is no family relationship between any of the nominees or executive officers. In the event that any of the nominees shall not be a candidate, the persons designated as proxies are authorized to substitute one or more nominees, although there is no reason to anticipate that this will occur.

          Assuming the presence of a quorum, directors are elected by a plurality of the votes cast. Abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares held in street name for a customer) will have no effect on the election of directors.

          The information set forth below has been furnished by the nominees:

Name, Principal Occupation for Last Five Years,
Business Experience, Directorship of the Company
and of Sterling National Bank (the “Bank”),
a Subsidiary of the Company, and Other Information

Robert Abrams

Member, Stroock & Stroock & Lavan LLP (since 1994); former Attorney General of the State of New York (1979-1993); former Bronx Borough President (1970-1978). Mr. Abrams is 70 and has been a director of the Company since 1999.

Joseph M. Adamko*
Former Managing Director, Manufacturers Hanover Trust Co. (now J.P. Morgan Chase & Co.) (1983-1992). Mr. Adamko is 76 and has been a director of the Company since 1992.

Louis J. Cappelli*

Chairman of the Board of Directors and Chief Executive Officer of the Company (since 1992); Chairman of the Board of Directors of the Bank (since 1992). Mr. Cappelli is 78 and has been a director of the Company since 1971.

Fernando Ferrer

Partner, Mercury Public Affairs, LLC; Co-Chairman, IGR Group; Former President, Drum Major Institute for Public Policy (2002-2004); former Bronx Borough President (1988-2002). Mr. Ferrer is 58 and has been a director of the Company since 2002.

Allan F. Hershfield
President, Resources for the 21st Century (since 1998); former President, Fashion Institute of Technology (1992-1997). Dr. Hershfield is 77 and has been a director of the Company since 1994.

Henry J. Humphreys*

Counselor-Permanent Observer, Mission of the Sovereign Military Order of Malta to the United Nations (since 1998); former Chancellor and Chief Operating Officer, American Association of the Sovereign Military Order of Malta (1991-2000). Mr. Humphreys is 80 and has been a director of the Company since 1994.

Robert W. Lazar

Senior Advisor, Independent Bankers Association of New York State (since 2006); New York Business Development Corporation (1987-2005); President and Chief Executive Officer of Empire State Certified Development Corporation (1987-2005); President and Chief Executive Officer of Statewide Zone Capital Corporation (1999-2005). Mr. Lazar is 65 and has been a director of the Company since 2005.

John C. Millman*
President of the Company (since 1992); President and Chief Executive Officer of the Bank (since 1987). Mr. Millman is 66 and has been a director of the Company since 1988.

Eugene T. Rossides*

Retired Senior Partner, Rogers & Wells LLP (now Clifford Chance US LLP) (1973-1993); former Assistant Secretary, United States Treasury Department (1969-1973). Mr. Rossides is 81 and has been a director of the Company since 1989.

*	Member of the Executive Committee.

Each nominee is currently a director of the Bank.

          Walter Feldesman, Esq., who served the Company as a director from 1975 to 2008, was elected by the Board of Directors to serve as Honorary Director at the pleasure of the Board of Directors at the 2008 Annual Meeting of Shareholders.

          Reference is made to “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners” on page 31 for information as to the nominees’ holdings of the Company’s equity securities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

          The Company’s Compensation Committee (the “Committee”) establishes and implements the Company’s compensation program for the named executive officers. The Committee also monitors how the Company follows that program, and how the program fits the Company’s compensation philosophy. Throughout this proxy statement, the individuals included in the Summary Compensation Table on page 14, are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

          The Company believes that the most effective executive compensation program rewards the achievement of annual, long-term, and strategic goals. The Company believes that appropriate compensation should align the executives’ interests with those of the stockholders by rewarding performance, with the ultimate objective of improving stockholder value. To that end, the Committee believes executive compensation packages for named executive officers should include both cash compensation primarily designed to reward performance as measured against established goals and stock-based compensation that promotes an ownership mentality among key executives. The Committee evaluates compensation to ensure that the Company maintains its ability to attract and retain highly qualified and effective employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives.

          The Committee believes that the most important factors in measuring the performance of its executive officers are improvement in the Company’s net income, return on average equity, and growth in average loans, deposits, and customer repurchase agreements. The focus of the Company’s strategic plan is on the growth of net income, average loans, deposits, and customer repurchase agreements. It is the Committee’s view that, in order to generate net income improvement, the Company should achieve growth in average loans and in deposits and customer repurchase agreements, among other initiatives. Growth in average loans is intended generally to produce improvement in interest income. Growth in average deposits and customer repurchase agreements, depending upon the mix of deposits and customer repurchase agreements, is intended generally to impact interest expense in a lesser amount than the improvement in interest income. The Committee endeavors to set targets relating to these factors that are weighted in their importance to the Company in the next year and that are attainable but challenging to achieve.

          At the core of the Company’s compensation philosophy is the guiding belief that compensation should be directly linked to performance. This philosophy has guided many compensation-related decisions.

•	A significant portion of executive officer compensation is contingent on, and varies with, the achievement of corporate and/or individual performance objectives.

•	Total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives.

•	As position and responsibility increases, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance objectives.

The Compensation Setting Process

          The Committee makes all compensation decisions for the Chief Executive Officer and the President, Messrs. Cappelli and Millman, and approves recommendations regarding equity awards to all other officers of the Company. The Chief Executive Officer and the President make recommendations regarding the non-equity compensation of other named executive officers, which are subject to the Committee’s review and approval.

          Generally, in the first quarter of each fiscal year, the Committee meets in executive session to evaluate the performance of the Chief Executive Officer and the President for the prior year, to determine their bonuses payable under the Key Executive Incentive Bonus Plan (“Incentive Plan”) based on, among other things, financial results for the prior fiscal year, to establish their Incentive Plan performance objectives for the current fiscal year, to set their base salaries for the next calendar year, to review the term of their employment agreements, and to consider and approve any equity grants awarded to them. As part of establishing individual and corporate performance objectives for the year, the Committee engages in a dialogue with the Chief Executive Officer concerning strategic objectives and performance targets, reviews the appropriateness of the financial measures used in incentive plans, and considers various factors required to achieve specific performance targets.

          Together with the performance objectives, the Committee establishes targeted incentive bonus levels (i.e., maximum achievable compensation) for each of the Chief Executive Officer and the President. In making this determination, the Committee is guided by the compensation philosophy described above. The Committee also considers historical compensation levels, competitive pay practices at the companies in the Company’s peer group, and the relative compensation levels among the Company’s named executive officers. The Committee may also consider industry conditions, corporate performance versus the peer group of companies, and the overall effectiveness of the compensation program in achieving desired performance levels.

          Compensation decisions are generally made in the first quarter of the fiscal year, although the compensation planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote the Company’s fundamental business objectives and strategy. Business and strategic planning, evaluation of management performance, and consideration of changes in the business environment are year-round processes.

          The Company’s management plays a significant role in the compensation setting process for the named executive officers other than that of the Chief Executive Officer and the President. The most significant aspects of management’s role in the compensation setting process are evaluating employee performance of the named executive officers, other than that of the Chief Executive Officer and the President, and recommending business performance goals and objectives, salary levels, bonuses, and option awards.

          Management works with the Committee chair in establishing the agenda for Committee meetings. At the request of the Committee, management also prepares meeting information for each Committee meeting. The Chief Executive Officer and the Chief Financial Officer also participate in Committee meetings at the Committee’s request.

Participation in Capital Purchase Program

          On December 23, 2008, the Company entered into a Securities Purchase Agreement with the United States Treasury (“Treasury”) that provides for our participation in the Capital Purchase Program (“CPP”) under the Treasury’s Troubled Assets Relief Program (“TARP”). TARP CPP participants are required to agree to significant restrictions on executive compensation as a condition of the TARP CPP during the period in which the Treasury holds an equity position in the Company (the “CPP Covered Period”). In compliance with such requirements, the Company’s Chief Executive Officer, Chief Financial Officer and the next three highest-paid executive officers (the Company’s “senior executive officers”) on December 23, 2008 agreed in writing to accept the compensation standards in existence at that time under the TARP CPP and thereby limit some of their contractual or legal rights. These standards were in effect as of the end of 2008 and consisted of the following:

•

Limit on Severance. The Company was required to limit amounts that can be paid to any senior executive officer upon their involuntary separation of service to amounts not exceeding three times the terminated employee’s average base salary over the five years prior to termination.

•

Clawback of Bonus and Incentive Compensation if Based on Certain Material Inaccuracies. Incentive compensation paid that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance must be subject to recovery by the Company.

•

No Compensation Arrangements that Encourage Excessive Risks. The Company is prohibited from entering into compensation arrangements that encourage senior executive officers to take “unnecessary and excessive risks that threaten the value” of the Company. To make sure this does not occur, the Company’s Compensation Committee is required to meet at least once a year with senior risk officers to review the Company’s executive compensation arrangements in light of the Company’s risk management policies and practices.

•

Limit on Federal Income Tax Deductions. During the CPP Covered Period, the Company is prohibited from taking a federal income tax deduction for compensation paid to senior executive officers in excess of $500,000 per year.

American Recovery and Reinvestment Act of 2009

          On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law. ARRA created additional compensation-related limitations and required the Secretary of the United States Treasury to establish additional standards for executive compensation that will apply beyond the Company’s senior executive officers and apply to up to the Company’s 20 next most highly compensated employees during the CPP Covered Period. Under ARRA, the compensation standards are required to include the following:

•

Limit on Severance. The ARRA standards will prohibit severance payments resulting from involuntary termination of employment, or from bankruptcy of the employer, except for payments for services performed or benefits accrued.

•

Recovery of Incentive Compensation if Based on Certain Material Inaccuracies. The ARRA standards will also contain the “clawback provision” discussed above but will extend its application to any bonus or retention awards and other incentive compensation paid to any of the Company’s senior executive officers or the Company’s next 20 most highly compensated employees that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

•

No Compensation Arrangements That Encourage Earnings Manipulation. Under ARRA, we are not allowed to enter into compensation arrangements that encourage manipulation of the reported earnings of the Company to enhance the compensation of any of our employees.

•

Limits on Incentive Compensation. The ARRA standards will prohibit the payment or accrual of any bonus, retention award or incentive compensation to at least five of the Company’s most highly compensated employees other than awards of long-term restricted stock that (i) do not fully vest during the CPP Coverage Period, (ii) have a value not greater than one-third of the total annual compensation of the employee and (iii) are subject to such other restrictions as determined by the Secretary of the Treasury. The prohibition on bonus, incentive compensation and retention awards does not preclude payments required under written employment contracts entered into on or prior to February 11, 2009.

•

Compensation Committee Functions. ARRA requires that our Compensation Committee be comprised solely of independent directors and that it meet at least semiannually to discuss and evaluate our employee compensation plans in light of an assessment of any risk posed to us from such compensation plans.

•

Compliance Certifications. ARRA also requires a written certification by our Chief Executive Officer and Chief Financial Officer of our compliance with the provisions of ARRA. These certifications must be contained in the Company’s Annual Report on Form 10-K that is filed after the relevant Treasury regulations are issued.

•

Treasury Review Excessive Bonuses Previously Paid. ARRA directs the Secretary of the Treasury to review all compensation paid to our senior executive officers and our next 20 most highly compensated employees to determine whether any such payments were inconsistent with the purposes of ARRA or were otherwise contrary to the public interest. If the Secretary of the Treasury makes such a finding, the Secretary of the Treasury is directed to negotiate with the TARP CPP recipient and the affected employees for appropriate reimbursements to the Treasury with respect to the compensation and bonuses.

•

Say on Pay. Under ARRA the SEC promulgated rules requiring a non-binding say on pay vote by shareholders on executive compensation at the annual meeting during the CPP Covered Period. The Company is implementing this provision by including the submission of “Item 3: Advisory Vote on Compensation of Named Executive Officers” set forth in this proxy statement.

          At this time, the compensation standards under ARRA have not yet been developed. After the compensation standards have been introduced, the Committee will consider the new limitations and will determine how they impact the Company’s executive compensation program.

Committee Advisors

          The Committee has the authority to hire and terminate any independent compensation consultants or advisors and approve their compensation. These consultants and advisors are engaged on behalf of the Committee and paid by the Company.

          In 2008 and 2009, the Committee engaged Total Compensation Solutions, LLC (“TCS”) to design a comparison group of companies based on asset size, geography, and similarity of business model. TCS is a consulting firm with expertise in executive compensation and benefits specializing in, among other areas, financial institutions including banks and thrifts. TCS will not do any compensation work for the Company except as authorized by the Committee. The Committee directed the Chief Financial Officer to coordinate with TCS and to provide any requested information to enable TCS to report to the Committee with the requested peer group compensation data. TCS provided a research report to the Committee regarding compensation at those companies.

Benchmarking

          The Company and the Committee do not believe that it is appropriate to establish compensation levels solely based on benchmarking. The Company and the Committee do believe that reviewing other companies’ pay practices helps make sure that the Company pays reasonably and competitively.

          The Committee reviews compensation levels for the Chief Executive Officer and President against compensation levels at the companies in the peer group identified by TCS. The current peer group includes financial institutions located near a major metropolitan area in the Northeastern states with total assets between $1.0 and $6.0 billion and/or having a similar business model to the Company’s.

Compensation Should Be Reasonable and Responsible

          It is essential that the Company’s overall compensation levels be sufficiently competitive to attract and retain talented executives and motivate those executives to achieve superior results. At the same time, the Company and the Committee believe that compensation should be set at responsible levels. The Company’s executive compensation programs are intended to be consistent with the Company’s constant focus on controlling costs.

Performance-Based Incentive Compensation

          The Incentive Plan is designed to provide incentive compensation for designated key executives of the Company that is directly related to the performance of the Company and of such employees. The Incentive Plan was first adopted by the Board of Directors in 2001 and approved by shareholders at the 2001 Annual Meeting of Shareholders, and was re-approved by the Company’s stockholders at the 2006 Annual Meeting of Shareholders. The purpose of the Incentive Plan was to ensure that bonus payments made to certain key executive employees will be tax deductible to the Company under the Internal Revenue Code (the “Code”). Section 162(m) of the Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to certain executive officers unless such payments are “performance-based” in accordance with the conditions specified under Section 162(m) and the related Treasury Regulations. The Committee, however, reserves the right to pay discretionary bonuses to named executive officers that are not deductible under Section 162(m) of the Code. The maximum bonus award payable to any single named executive officer participating in the Incentive Plan that is intended to qualify for the “performance-based” compensation exception to Section 162(m) of the Code is $2.0 million.

          On December 29, 2008, the Company amended the Incentive Plan to comply with the requirements of Section 409A of the Internal Revenue Code, as amended (“Section 409A”). The amendments to the Incentive Plan provide that 1) bonus awards under the Incentive Plan shall be paid by March 15 of the calendar year following the year for which the award is made and 2) if and to the extent that any payment under the Incentive Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a participant by reason of the participant’s termination of employment, then (a) such payment of benefit shall be made or provided to the participant only upon a “separation of service” as defined for purposes of Section 409A and (b) if the participant is a “specified employee” (within the meaning of Section 409A), such payment shall be made or provided on the date that is six months and one day after the date of the participant’s separation from service (or earlier death).

          Incentive Awards and Performance Goals for Chief Executive Officer and the President. Under the terms of the Incentive Plan, the Committee has the authority to establish performance goals each year based on certain objective performance criteria set forth in the Incentive Plan. The Committee will establish for each performance period a maximum award and goals relating to the Company, subsidiary, divisional, departmental, and/or functional performance for each participant (the “Performance Goals”) within the time frame permitted under Section 162(m) of the Code (the first 90 days of the Company’s fiscal year) and communicate such Performance Goals to each participant. Participants will earn bonus awards based only upon the attainment of the applicable Performance Goals during the applicable performance period.

          The Performance Goals for Messrs. Cappelli and Millman are based on attainment of specific levels of performance of the Company with reference to one or more of the following criteria: (i) average total loans; (ii) average deposits and customer repurchase agreements; (iii) net income; (iv) return on average assets; and  (v)return on average equity.

          For each fiscal year, the Committee establishes Performance Goals for each criterion identified above based upon the Company’s average performance over the immediately preceding five years. To establish each Performance Goal, the average for each Performance Goal over the immediately preceding five years is multiplied by a target growth percentage determined by the Committee based upon the Company’s strategic plan for the year. The Committee then allocates performance points for each Performance Goal based upon the Committee’s determination of the relative importance of each Performance Goal. The allocation of performance points to each Performance Goal can change from year to year. The Committee also establishes a maximum bonus for each participant for the applicable year.

          Incentive Awards and Performance Goals for Other Named Executive Officers. For named executive officers other than the Chairman and the President, the Company uses a bonus system that evaluates the officer’s performance. The amount of the bonus award is based in part on the Company’s financial performance for the year relative to past performance. The Chairman and the President recommend bonus awards for the other named executive officers to the Committee for approval.

          Determination of Performance Levels and Award Amounts. As soon as practicable following the end of each fiscal year, the Committee evaluates the attainment of the Performance Goals, based upon information supplied by management of the Company, and calculates the bonus award, if any, payable to each participant. If any one of the Performance Goals for the year is attained, a bonus up to the maximum established at the beginning of the year may be paid. In determining the actual amount of bonus paid the Committee also evaluates at its discretion such other criteria as corporate responsibilities, overall management and achievement, including the initiation and implementation of successful business strategies, leadership, formation of an effective management team, personal qualities, and other factors. Bonus awards are paid in a lump sum cash payment as soon as practicable after the Committee determines the awards.

          If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render the performance criteria to be unsuitable, the Committee may modify such performance criteria or the related minimum acceptable level of achievement, as the Committee deems appropriate or equitable. No such modification shall be made if the effect would be to cause a bonus award to fail to qualify as “performance-based” compensation under Section 162(m) of the Code. The Committee also retains the right in its discretion to reduce any bonus award and to pay bonuses not covered by the Incentive Plan.

Equity Compensation

          The Company’s stockholders approved the Stock Incentive Plan (“SIP”) at the 1992 Annual Meeting of Shareholders, with amendments approved by shareholders at the various Annual Meetings of Shareholders between 1995 and 2002. The SIP is intended to strengthen the Company’s ability to attract and retain directors and employees of high competence and to increase the identity of interest of such directors and employees with those of the Company’s shareholders. Under the SIP, the Committee may grant awards in the form of Incentive Stock Options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), Non-Qualified Stock Options (“NQSO”), Stock Appreciation Rights, Restricted Stock, or a combination of these forms of awards.

          On March 15, 2007, the Board of Directors granted non-qualified stock options under the SIP to certain officers at $17.99 per share, the closing price on March 15, 2007. Messrs. Applebaum and Robinson were the only named executive officers who were granted such options. The options become vested and exercisable five years after the date of grant. No other awards were made under the SIP since 2007. The exercise price for all options granted is based on the closing price on the date of the grant. The Committee generally considers stock option awards in the annual compensation review process. In making recommendations of stock awards, the Committee considers the impact of the expense of such awards on the Company.

          On December 29, 2008, the Company amended certain provisions of the SIP in order to comply with Section 409A by providing that the purchase price of each share subject to a NQSO shall be such price as is determined by the Board of Directors on the date such NQSO is granted, but in no event shall it be less than the fair market value of a share on the date on which the NQSO is granted, and the fair market value shall be the closing price of a share on the date of the grant.

Retirement Plans

          Qualified Plan. The Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan (the “qualified plan”) is a defined benefit plan that covers eligible employees of Sterling Bancorp and Sterling National Bank and certain of its subsidiaries, who were hired prior to January 2, 2006. The qualified plan gives credit for credited service under terminated predecessor plans but provides, in substance, for a participant’s vested benefits under such plans to be offset against the benefits to be provided to the participant under the qualified plan. Accordingly, the retirement benefits for a continuing employee can be determined simply by reference to the provisions of the qualified plan. An employee becomes eligible for participation in the qualified plan upon the attainment of age 21 and the completion of one year of service. All contributions required by the qualified plan are made by the employers and no employee contributions are required or permitted.

          Supplemental Plan. The Internal Revenue Code imposes compensation and benefit limits on the retirement benefits payable to highly compensated employees under a qualified plan. The Company has a Supplemental Executive Retirement Plan for designated employees (the “SERP”), which provides for supplemental retirement payments to such persons in amounts equal to the difference between retirement benefits such persons actually receive under the qualified plan and the amount such individuals would have received if such Internal Revenue Code limitations were not in effect. On December 20, 2008, the Company amended the SERP to comply with Section 409A.

Employment Contracts and Change in Control Agreements

          The Company has agreements with Messrs. Cappelli and Millman providing for employment terms extending until December 31, 2013 and December 31, 2011, respectively. In addition to providing an annual base salary, a discretionary annual bonus as determined by the Committee, and allowing participation in the health and benefit plans available to other executives of the Company, these agreements contain severance provisions and change in control provisions. These agreements were entered into upon the recommendation of the Board’s Committee in 1993, and approved by the Board of Directors. They were amended and restated in 2002 and were further amended, solely to extend the term by one additional year, in February 2003, February 2004, March 2005, March 2006, March 2007, March 2008, and March 2009.

          The Company has change in control severance agreements with certain other officers, including Messrs. Tietjen and Applebaum, providing for severance payments if the officer is terminated by the Company without cause or by the executive for good reason (which includes notice by the executive of termination within 30 days of the first anniversary of a change in control) within two years following a change in control. The Company has change in control severance and retention agreements with certain other officers, including Mr. Robinson. Upon the commencement of a transaction that could result in a change in control, Mr. Robinson agrees that he will not voluntarily leave the employ of the Company, other than for good reason, until such change in control occurs or such action is terminated or abandoned.

          The employment and the change in control agreements provide for the payment of severance in the event of certain terminations and/or in connection with a change in control. A change in control means such events as the acquisition of more than 20% of the outstanding common shares of the Company unless directly from the Company, a reorganization, merger or consolidation of the Company, or the sale or disposition of all or substantially all of the assets of the Company. To retain the executive officers and ensure that executive officers can act in the best interests of the Company without distraction due to their personal employment situation, the Committee determined that certain severance payments were appropriate in the event of a change in control.

          On December 29, 2008, the Company entered into amendments to compensatory arrangements with its executive officers. The amendments provide for certain changes which the Company believes are required to comply with, or be exempt from, the requirements of Section 409A, which governs non-qualified deferred compensation arrangements. Amendments to the employment agreements of Louis J. Cappelli and John C. Millman provide that the payment of severance will be made in a lump sum promptly following a qualifying termination of employment, both prior to and following a change-in-control and in the event of death or disability. In addition, the ability for the executive officers to terminate employment for “good reason” during the thirteen months following a change in control was removed, and the definition of “good reason’ was narrowed. Amendments to the change in control severance agreements of John W. Tietjen, Howard M. Applebaum, and another executive officer remove the executive’s ability to terminate the employment for “good reason” during the thirteenth month following a change-in-control and narrow the definition of “good reason”. Amendments to the change in control and severance and retention agreements of Eliot S. Robinson and five other executive officers provide that the payment of severance if the executive is terminated during the termination period will be paid in a lump sum and narrow the definition of  “good reason”.

          In addition, each senior executive officer signed an amendment to his or her employment contract or change in control agreement that complies with the terms of TARP CPP. These amendments are discussed in detail in “Participation in Capital Purchase Program” on page 7 of this proxy statement. ARRA directed the Treasury to adopt compensation standards that include a prohibition on payments to a senior executive officer or any of the next five most highly compensated employees upon termination of employment (other than payments for services performed or benefits accrued) for as long as the company participates in the TARP CPP. The Company will assess the impact of this provision on our employment and change in control agreements once the ARRA compensation standards are established.

          These severance arrangements are discussed in detail in “Potential Payments upon Termination or Change in Control,” beginning on page 20 of this proxy statement.

Perquisites and Other Personal Benefits

          The Company provides the named executive officers with benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Company and the Committee believe that these benefits are beneficial to the Company in attracting and retaining qualified executives.

Tax and Accounting Implications

          In determining executive compensation, the Committee takes into consideration the deductibility of executive compensation under Section 162(m) of the Code that provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that the compensation paid to the named executive officers for 2008 was fully deductible for federal income tax purposes, except to the extent limited by the Company’s participation in the TARP CPP as described on page 7 of this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earning ($)(2)	All Other Compensation ($)(3)	Total ($)

Louis J. Cappelli	2008	798,446		—	—	450,000	2,010,245	35,320	3,294,011
Chairman of the Board, and	2007	770,270	—	—	—	450,000	1,444,020	39,665	2,703,955
Chief Executive Officer,
Sterling Bancorp	2006	745,555	—	18,339	—	500,000	1,504,526	37,541	2,805,961
Chairman of the Board,
Sterling National Bank
John C. Millman	2008	494,354		—	—	194,000	700,194	115,450	1,503,998
President,	2007	476,909	—	—	—	194,000	437,788	156,727	1,265,424
Sterling Bancorp	2006	461,607	—	3,668	—	215,000	510,640	103,662	1,294,577
President and Chief Executive
Officer,
Sterling National Bank
John W. Tietjen	2008	264,500	45,500	—	—	—	143,480	48,690	502,170
Executive Vice President and	2007	249,500	45,500	—	—	—	102,781	38,110	435,891
Chief Financial Officer,
Sterling Bancorp	2006	239,500	50,600	—	—	—	146,977	30,237	467,314
Executive Vice President,
Sterling National Bank
Howard M. Applebaum	2008	300,600	59,000	—	—	—	90,578	25,340	475,518
Senior Vice President,	2007	290,000	59,000	—	38,000	—	47,134	36,890	471,024
Sterling Bancorp	2006	240,000	65,500	—	—	—	61,105	22,124	388,729
Executive Vice President,
Sterling National Bank
Eliot S. Robinson	2008	270,100	41,100	—	—	—	112,168	—	423,368
Executive Vice President,	2007	260,500	41,100	—	38,000	—	67,324	—	406,924
Sterling National Bank	2006	250,500	45,700	—	—	—	91,079	—	387,279

(1)

These columns reflect the financial statement expense recognized for the grant of stock awards and stock options, computed in accordance with FAS 123R, using the methods and assumptions described in Note 18 of the financial statements filed with the Company’s Form 10-K for fiscal year 2008. No stock option awards were made in 2008.

(2)

This amount is comprised solely of the change in actuarial present value of the named executive officers’ accumulated benefits under all defined benefit plans, using the assumptions described in Note 18 of the financial statements filed with the Company’s Form 10-K for fiscal year 2008.

(3)

Amounts in this column reflect life insurance premiums. The amount for Mr. Millman includes $13,000 of incremental cost for the personal use of a corporate car. Pursuant to their employment contracts, Messrs. Cappelli and Millman are entitled to the use of an automobile for business use, and in the case of Mr. Cappelli, the use of a driver for business purposes. Messrs. Cappelli and Millman are entitled to reimbursement for ordinary and necessary business expenses, memberships and use of clubs as a source of business origination and maintenance of customer relationships for the Company, and travel and entertainment incurred in the performance of their duties. Since the club memberships are used only for business entertainment, the Company does not consider the cost of the memberships to be perquisites. For business purposes, Mr. Cappelli has the use of an apartment located near the Company’s headquarters (which costs the Company about $46,000 annually). While he may occasionally make personal use of the apartment, there is no incremental cost to the Company. The incremental cost of Mr. Cappelli’s perquisites in 2008 (consisting of personal use of the car and driver) was less than $10,000.

2008 Executive Compensation Components

          For the fiscal year ended December 31, 2008, the principal components of compensation for named executive officers were: base salary;  performance-based incentive compensation; and retirement and other benefits.

          In the Summary Compensation Table above, the performance-based incentive compensation for the Chief Executive Officer and the President awarded under the Incentive Plan is shown as Non-Equity Plan Compensation. The other named executive officers were awarded bonuses set forth in the Table.

Review of TARP and ARRA Provisions on Executive Compensation

          The Committee considered the current status of recent legislation and Treasury Department programs, including the Emergency Economic Stabilization Act of 2008 (“ESSA”), TARP, and ARRA and the potential limits on the severance and bonus compensation of the named executive officers as a result of this legislation. Since the Treasury Department has not yet established standards as required by such legislation, the effective dates of the legislation will commence when the Treasury Department adopts such standards. Therefore, the Committee determined that it was appropriate in the exercise of its business judgment for the Company to make awards under the Incentive Plan and to pay bonuses to executive officers.

Status of 2009 Goals

          The Committee determined that it would not set 2009 goals under the Incentive Plan, which is impacted by changes to Internal Revenue Code 162(m) that restrict the exemption for performance-based compensation paid to the named executive officers. In light of the EESA, TARP and ARRA requirements, as well as the continued economic uncertainty, the Committee decided to review and/or redesign the Incentive Plan to meet the requirements of these laws and any regulations when issued by Treasury Department and/or the SEC.

          No equity compensation was awarded to the named executive officers or any other employees during fiscal year 2008 except as described above under Equity Compensation.

Base Salary

          The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. During its review of base salaries for executives, the Committee primarily considers: market data provided by outside sources; internal review of the executive’s compensation, both individually and relative to other officers; and individual performance of the executive.

          Salary levels are considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of the Chief Executive Officer and the President are based on the Committee’s assessment of the individual’s performance. In fiscal year 2009, the Committee awarded salary increases to the Chief Executive Officer and the President, respectively, which included, in accordance with the terms of their employment agreements, the cost of living adjustment based on the increase in the 2008 Consumer Price Index for the geographic region, which was increased 1.5767% in 2008. For the other named executive officers, the Chief Executive Officer and the President recommend salary increases based upon the performance review process for approval by the Committee. On the recommendation of the Chief Executive Officer and the President, salary increases for fiscal year 2009 of $13,325, $9,018, and $8,103 were approved by the Committee for Messrs. Tietjen, Applebaum, and Robinson, respectively.

Employment Agreements

          Messrs. Cappelli and Millman are compensated in accordance with their respective employment agreements as described in the Compensation Discussion and Analysis. For additional information regarding the terms of these agreements, please see “Potential Payments upon Termination or Change in Control” beginning on page 20 of this proxy statement.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2008

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)

Name	Grant Date	Maximum ($)

Louis J. Cappelli		1,500,000
John C. Millman		750,000

(1)

Messrs. Cappelli and Millman are the only named executive officers eligible for awards under the Incentive Plan. For their performance in 2008, the Committee awarded bonuses under the Incentive Plan of $450,000 and $194,000 to Messrs. Cappelli and Millman, respectively.

          For 2008, Messrs. Cappelli and Millman were eligible for awards under the Incentive Plan. The Committee established Performance Goals based upon targets that it estimated to be attainable but challenging to achieve, compared to the five-year average performance for each goal from 2002 to 2006. The Committee determined that certain of the Performance Goals established for 2008 had been attained. The Committee also recognized that the Company had achieved an increase in earnings per share, return on tangible equity, net interest margin and loan volume, as well as maintained core deposits, asset quality and capital. The Committee believes that these were significant accomplishments by the Company’s leadership in the Company’s business strategy, particularly in the uncertain economic and interest rate environment that impacted all financial institutions in 2008.

          Under the Incentive Plan, if any one or more of the Performance Goals established in March 2008 by the Committee was attained for 2008, the Committee could award a bonus for 2008 of not more than $1,500,000 to Mr. Cappelli and not more than $750,000 to Mr. Millman. Since one or more of the 2008 Performance Goals was attained, the actual amount of bonus awarded by the Committee to Mr. Cappelli and Mr. Millman under the Plan may be any amount determined by the Committee, based on any criteria determined by the Committee, subject to the maximum dollar amounts noted above.

          As discussed on page 8 of this proxy statement, ARRA directs the Treasury to adopt compensation standards that include a prohibition of bonuses and incentives other than certain restricted stock awards. As a result, once these compensation standards are established, they may preclude any payment of annual incentive compensation and certain other incentives to the Company’s named executive officers and any of the next 20 most highly compensated employees until the Company no longer participates in the TARP CPP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR FISCAL YEAR 2008

	Option Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date(3)

Louis J. Cappelli

	2/11/00	142,930	0		6.94	2/11/10
	2/6/02	47,250	0		14.60	2/6/12

	Total	190,180	0

John C. Millman

	2/6/02	32,894	4,906		14.60	2/6/12

	Total	32,894	4,906

John W. Tietjen

	2/11/00	24,972	14,466		6.94	2/11/10
	2/6/02	24,089	13,711		14.60	2/6/12

	Total	49,061	28,177

Howard M. Applebaum

	2/12/99	12,003	0		8.69	2/12/09
	2/6/02	18,900	0		14.60	2/6/12
	3/22/05	10,500	0		26.94	3/22/15
	3/15/07	0	10,000	*	17.99	3/15/17

	Total	41,403	10,000

Eliot S. Robinson

	2/12/99	12,003	0		8.69	2/12/09
	2/11/00	11,434	0		6.94	2/11/10
	2/6/02	14,175	0		14.60	2/6/12
	3/22/05	10,500	0		26.94	3/22/15
	3/15/07	0	10,000	*	17.99	3/15/17

	Total	48,112	10,000

(1)

On December 15, 2005, the Committee approved the accelerated vesting and exercisability of all unvested and unexercisable stock options to purchase common shares of the Company held by directors or officers on December 19, 2005. Management proposed the acceleration of vesting to eliminate the impact of adopting FAS 123R, Share-Based Payments on the consolidated financial statements with respect to existing options. As a result, options to purchase 223,913 common shares, which would otherwise have vested and become exercisable from time to time over the next four years, became fully vested and immediately exercisable as of December 19, 2005. The number of shares and exercise prices of the options subject to acceleration were unchanged. In order to limit unintended personal benefits, the Committee imposed transfer restrictions on any shares received by an optionee upon exercise of an accelerated option before the earliest date on which, without such acceleration, such option would have been vested and exercisable in respect of such shares. Such transfer restrictions will expire on the earlier of such earliest date or the date of the optionee’s death.

(2)

The options shown in this column are fully vested, except as marked with an “*”. Additional information regarding options, including restrictions on exercise, is provided in Note 16 of the financial statements filed with the Company’s Form 10-K for fiscal year 2008.

(3)	The options with an expiration date of February 12, 2009 were exercised by Mr. Applebaum on January 30, 2009 and Mr. Robinson on January 29, 2009 and February 4, 2009.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2008

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Louis J. Cappelli	480,248	2,000,233	0	0
John C. Millman	219,122	1,254,960	0	0
John W. Tietjen	84,041	518,535	0	0
Howard M. Applebaum	0	0	0	0
Eliot S. Robinson	0	0	0	0

PENSION BENEFITS FOR FISCAL YEAR 2008

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year

Louis J. Cappelli	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan(2)	56.83	79,038	69,785
	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	56.83	14,943,247	0
John C. Millman	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan	31.25	1,316,120	0
	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	31.25	3,845,190	0
John W. Tietjen	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan	19.00	680,634	0
	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	19.00	327,404	0
Howard M. Applebaum	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan	15.50	232,641	0
	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	15.50	137,338	0
Eliot S. Robinson	Sterling Bancorp/Sterling National Bank Employees’ Retirement Plan	14.00	584,631	0
	Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan	14.00	0	0

(1)

Present value of accumulated benefits is based on a 5.75% discount rate and the RP-2000 Mortality Table projected to 2016 for annuitants and to 2024 for nonannuitants using Scale AA. The SERP amounts shown assume that a lump sum is elected. Lump sums were calculated using a 60/40 blend of GATT/PPA assumptions. The blended segment rates are 4.41%, 4.57%, and 4.27%, applicable to cash flows for 0-5, 5-20, and 20+ years, respectively.

(2)

Mr. Cappelli is in receipt of his benefit from the qualified plan. He received a lump sum distribution upon his benefit commencement in 2002. The amounts shown above in the last two columns represent the present value of his continued annual accruals and payments under the qualified plan valued under the elected option.

Material Terms of Pension Benefits

          The Bank maintains a qualified and a non-qualified retirement plan for certain employees. Employees of the affiliates are covered under a 401(k) savings plan, with an employer match. The Bank employees are also in the 401(k) plan, but do not receive the match. The qualified plan is funded by a trust and covers substantially all regular employees of the Bank. Employees hired before January 2, 2006 who had attained age 21 became members of the plan on the January 1st or July 1st following one year of employment. All other Bank employees are not covered by the retirement plan, but do participate in the 401(k) plan and receive an employer match. Service for purposes of vesting and eligibility (“Vesting Service”) begins at the date of employment. Service for purposes of the amount of the retirement benefit (“Credited Service”) begins at the date of membership. Employees are fully vested in their accrued retirement benefit once they earn five years of Vesting Service. Employees do not contribute to the plan and the Bank contributions are determined on an actuarial basis.

          Under the qualified plan, normal retirement is age 65. Benefits under the plan are calculated under a defined formula based on years of Credited Service and final average compensation (excluding bonuses, commissions and other special pay). An employee’s final average compensation is based upon the employee’s average annual earnings during the 60 consecutive months out of the 120 consecutive months before retirement in which such earnings were the highest. The normal form of payment is a life annuity with 120 monthly payments guaranteed or a 50% joint and survivor annuity depending on the employee’s marital status when payments begin. Benefits accrued as of December 31, 1984 were assumed by the John Hancock Insurance Company in a termination/re-establishment of the plan. All benefits provided under the plan are net of any benefit accrued as of December 31, 1984.

          The annual normal retirement benefit is equal to the sum of (a) and (b) below multiplied by years of Credited Service and reduced by (c): (a) 1.2% of final average compensation ; (b) 0.3% of final average compensation in excess of $8,000; and (c) The accrued benefit under the prior plan as of December 31, 1984

          Retirement prior to age 65 is permitted (“Early Retirement”) if the employee has attained age 50 with 20 years of Vesting Service when their employment ends. If the employee was a member of the prior plan on December 31, 1984, Early Retirement eligibility is age 55 with 10 years of Vesting Service. Early Retirement Benefits are based on the same formula as normal retirement, except that if payments begin prior to age 65, the benefit is reduced actuarially to reflect the longer period of time for which payments are expected to be made.

          Various optional forms of payment are available upon retirement including a single life annuity, 10-year certain and life annuity, and 50%, 75%, and 100% joint & survivor annuities. All optional forms are calculated as the actuarial equivalent of the normal form of payment.

          To the extent benefits payable under the qualified plan are limited by Section 415(b) of the Internal Revenue Code, the amount that cannot be paid from the qualified plan is paid from the Sterling Supplemental Pension Benefit Plan (the “SERP”). The SERP also pays benefits that cannot be paid from the qualified plan due to Section 401(a)(17) limitations for members of the select management group only. The eligibility, service and commencement provisions of the SERP mirror those of the qualified plan. Benefits under the SERP are based on the same formula as the qualified plan, except that for purposes of the final average compensation calculation, bonuses are considered pensionable pay. Optional forms of payment under the SERP are the same as the qualified plan, except that a lump sum is also available.

Potential Payments upon Termination or Change in Control

          In accordance with the agreements described above under “Employment Contracts and Change in Control Agreements”, payments will be due to the named executive officers upon certain termination or change in control events. The amount due to each named executive officer varies depending upon the terms of his contract, his tenure and compensation history with the Company, and the type of triggering event.

          As further discussed in the Compensation Discussion & Analysis under “Participation in Capital Purchase Program”, on December 23, 2008 the Company sold 42,000 shares of its Class A Fixed Rate Cumulative Preferred Shares and a warrant to purchase 516,817 Common Shares to the United States Treasury pursuant to a Securities Purchase Agreement which required that the Company limit compensation to its most highly compensated executives in several regards. The ARRA directs the Treasury to adopt compensation standards that include a prohibition on payments to a senior executive officer or any of the next five most highly compensated employees upon termination of employment (other than payments for services performed or benefits accrued) during the CPP Covered Period. The Company will assess the impact of this provision on our employment contracts and change in control agreements once the ARRA compensation standards are established.

          Upon termination due to death or disability, Messrs. Cappelli and Millman, are each entitled to his monthly base salary for 6 months following the date of termination in the case of death, and 50% of his base salary for 6 months in the case of termination due to disability. If Messrs. Cappelli or Millman is terminated by the Company without cause or resigns for good reason, they are each entitled to (i) receive severance payments with a present value equal to his base salary through the end of his employment term described above, to be paid in accordance with the Company’s regular payroll practices, (ii) a pro rata bonus for the year of termination (based on the highest annual bonus earned in the preceding three fiscal years), (iii) the continuation of health and other welfare benefits until the contract expiration date, and (iv) the full amount due under any profit-sharing or similar plan calculated as if the executive was terminated on the last day of the calendar year. If Messrs. Cappelli or Millman is terminated without cause or resigns for good reason within two years following a change in control, he is entitled to, among other things, a cash payment in an amount equal to the severance payments described in clauses (i), (ii), and (iv) of the preceding sentence, the continuation of benefits described in clause (iii) of the preceding sentence, and a cash payment equal to three times the executive’s highest annual bonus earned during the three fiscal years preceding the date of termination. In addition, the executive will be entitled to the present value of the benefits he would have been entitled to under the Company’s retirement and supplemental retirement plans, as well as continuation of his life and health insurance plans, for the remaining term of his employment agreement. Upon such termination after a change in control, the severance payment described in clause (i) above will be paid to Messrs. Cappelli and Millman in a lump sum in an amount equal to the base salary that would have been payable to him for the longer of the remaining term of his employment agreement or 36 months.

          If terminated by the Company without cause or by the executive for good reason within two years following a change in control, Messrs. Tietjen and Applebaum are entitled to lump sum payments equal to two times the annual base salary of the executive, a pro rata bonus for the year in which the termination occurred, two times the highest annual bonus earned by the executive during the three fiscal years preceding termination, and the present value of the benefits the executive would have been entitled to under the Company’s retirement and supplemental retirement benefit plans if his employment had continued for two years. In addition, the executive will be entitled to continuation of his medical, insurance, and other welfare benefits for two years after termination. These agreements can be cancelled by the Company upon three years notice but continue for two years after a change in control that occurs during the term of the agreement.

          If within one year following a change in control Mr. Robinson’s employment is terminated, the Company will pay Mr. Robinson a cash severance amount equal to his highest annual base salary during the 12-month period immediately prior to termination. If Mr. Robinson remains employed for one year after a change in control, the Company will pay him a retention bonus equal to his highest annual base salary during the period commencing one year prior to a change in control and ending on the date of payment of the retention bonus.

          In the event that any compensation payments made to, or benefits provided to, Messrs. Cappelli, Millman, Tietjen, and Applebaum in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code (“IRC Section 4999”), the Company will provide a “gross-up” payment in an amount such that, after withholding for or payment of all federal, state, and local income, and excise taxes, and any penalties and interest on the gross-up payment, the remaining amount is equal to the IRC Section 4999 excise tax on the compensation payments; provided, however, that if Messrs. Tietjen and Applebaum would not be subject to the excise tax if their payments and benefits were reduced by up to 5%, their payments and benefits will be so reduced and they will receive no gross-up.

          Upon the termination of each named executive officer’s employment, he will be entitled to his qualified and non-qualified (if applicable) pension benefits, as described above in the Pension Benefit Table on p. 19. In addition to those benefits, the discussion below describes the estimated amount of severance benefits and the value of continued benefits that would have been payable to each of the named executive officers if employment had been terminated by the Company without cause or by him for good reason (a “Good Reason Event”) or in connection with a change in control under the circumstances described above (a “CIC Event”) on December 31, 2008. Upon a Good Reason Event, Mr. Cappelli would receive severance pay with a present value of $3,091,736, $725,000 as the value of his pro rata bonus for the year of termination, $29,205 as the estimated value of group life and group medical coverage, and $197,187 representing the value of the continuation of his club memberships and automobile benefits, for a total of $4,043,128. Upon a CIC Event, he would receive a total of $9,928,566, consisting of severance pay of $3,193,784, a severance bonus of $2,175,000, $837,459 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, $725,000 as the value of his pro rata bonus for the year of termination, $29,205 as the estimated value of group life and group medical coverage, $38,353 representing life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by the Company, and $197,187 representing the value of the continuation of his club memberships and automobile benefits. Upon a CIC Event, Mr. Cappelli would also receive an excise tax gross-up payment (calculated in accordance with IRC Section 4999) in the amount of $2,770,931. Under the TARP rules, prior to ARRA, such amount would not be payable so the total amount payable would be $6,654,653. Upon a Good Reason Event, Mr. Millman would receive severance pay with a present value of $972,590, $310,000 as the value of his pro rata bonus for the year of termination, $18,126 as the estimated value of group life and group medical coverage, $192,334 represents life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by the Company, and $48,804 representing the value of the continuation of his club membership and automobile benefits, for a total of $1,541,854. Upon a CIC Event, he would receive a total of $4,930,351, consisting of severance pay of $1,483,062, $930,000 as a severance bonus, $419,016 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, $310,000 as the value of his pro rata bonus for the year of termination, $27,411 as the estimated value of group life and group medical coverage, $291,327 representing life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by the Company, and $73,804 representing the value of the continuation of his club membership and automobile benefits. Upon a CIC Event, Mr. Millman would also receive an excise tax gross-up payment in the amount of $1,395,731. Under the TARP rules, prior to ARRA, the cap on severance applies and the excise tax gross-up would not be payable and a cutback of $387,664 would then apply so that the total amount payable would be $3,146,956. Upon a CIC Event, Mr. Tietjen would receive a total of $963,765, consisting of severance pay of $529,000, a severance bonus of $147,600, $73,800 as the value of pro rata bonus for the year of termination, $9,217 as the estimated value of group life and group medical coverage, $14,538 as the present value of unreduced early retirement under the SERP, $111,397 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, and $78,213 representing life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by the Company. Under the TARP rules, prior to ARRA, Mr. Tietjen would receive the same payment upon a CIC Event. Upon a CIC Event, Mr. Applebaum would receive a total of $1,876,359, consisting of severance pay of $601,200, a severance bonus of $180,000, $90,000 as the value of his pro rata bonus for the year of termination, $16,774 as the estimated value of group life and group medical coverage, $269,594 as the present value of unreduced early retirement under the SERP, $95,131 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, $50,676 representing life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by the Company, and $572,984 representing the amount payable as an excise tax gross-up (excise tax calculated in accordance with IRC Section 4999). Upon a CIC Event, under the TARP rules, prior to ARRA, the cap on severance applies and the excise tax gross-up would not be payable and a cutback of $458,205 would then apply so that the total amount payable would be $845,170. Upon a CIC Event, Mr. Robinson would receive severance pay with a present value of $267,845.

          Under ARRA, the compensation standards discussed on page 8 of this proxy statement must include standards providing that no amount is payable to any named executive officer upon a Good Reason Event or CIC Event, except that vested balances under the SERP that were previously allotted may be payable.

The Compensation Committee

          Committee Members and Independence. Henry J. Humphreys (chair), Allan F. Hershfield, and Fernando Ferrer are the members of the Committee. Each member of the Committee qualifies as an independent director under New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines.

          Role of Committee. The Committee operates under a written charter adopted by the Board of Directors. The charter was amended on February 12, 2009 to reflect the requirement of the TARP CPP as described above. See “Effect of Current Financial Crisis.” A copy of the charter is available at www.sterlingbancorp.com under Investor Relations — Governance — Compensation Committee Charter. The fundamental responsibilities of the Committee are:

•	to adopt, review, and refine an executive compensation philosophy and guiding principles that reflect the Company’s mission, values, and long-term strategic objectives;

•	to administer the Company’s executive compensation programs in a manner that furthers strategic goals and serves the interests of shareholders;

•	to establish compensation-related performance objectives under the Incentive Plan for executive officers that support the Company’s strategic plan;

•	to evaluate the job performance of the Chief Executive Officer and the President in light of those goals and objectives;

•	to determine the total compensation levels of the senior executive officers and to allocate total compensation among the various components of executive pay;

•	to administer the Company’s equity compensation and incentive compensation plans;

•	to make recommendations to the Board of Directors regarding equity-based and incentive compensation plans;

•	to make recommendations regarding succession plans for executive officers; and

•	to recommend to the Board of Directors the compensation arrangements with non-employee directors.

•	to determine that the Company’s compensation arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company.

          Committee Meetings. The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held five meetings during fiscal year 2008 and has held three meetings so far during fiscal year 2009. The Committee typically meets with the Chief Executive Officer and with the Chief Financial Officer, where appropriate, and with outside advisors. The Committee regularly meets in executive session without management.

          The Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that it has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	financial reports on year-to-date performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	reports on the Company’s strategic objectives and budget for future periods;

•	reports on the Company’s current year performance versus a peer group of companies;

•	information on the executive officers’ stock ownership and option holdings;

•	information regarding equity compensation plan dilution;

•	estimated grant-date values of stock options (using the Black-Scholes valuation methodology);

•

tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement, or following a change in control of the Company; and

•	information regarding compensation programs and compensation levels in the peer group of companies identified by compensation consultants.

Compensation Committee Interlocks and Insider Participation

          None of the current members of the Compensation Committee, Messrs. Humphreys, Hershfield, and Ferrer is, or has been, an officer or employee of the Company, and each has been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. See “Corporate Governance Practices — Director Independence”.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee certifies that it has reviewed with the senior risk officer the incentive compensation arrangements with the named executive officers and has made reasonable efforts to ensure that such arrangements do not encourage such executive officers to take unnecessary and excessive risks that threaten the value of the Company.

          The Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated: March 10, 2009

HENRY J. HUMPHREYS, CHAIR	FERNANDO FERRER	ALLAN F. HERSHFIELD

Meetings and Attendance of Directors; Certain Committees; Corporate Governance Practices; Fees

          During the year ended December 31, 2008, the Board of Directors of the Company held five regularly scheduled meetings. In addition, various committees of the Board met at regular meetings. No director attended fewer than 75% of the meetings he was required to attend.

          The Company has standing Audit, Compensation, Corporate Governance and Nominating, Executive, and Retirement Committees.

          Audit Committee. The members of the audit committee (the “Audit Committee”) are Messrs. Adamko (chair), Humphreys, Lazar, and Rossides. The Audit Committee held five meetings during the year ended December 31, 2008. In carrying out its responsibilities, the Audit Committee engaged KPMG as the Company’s independent registered public accounting firm. The Board has determined that each of the members of the Audit Committee is “independent” as that term is defined in the applicable New York Stock Exchange (the “NYSE”) listing standards and regulations of the Securities and Exchange Commission (the “SEC”) and all members are financially literate as required by the applicable NYSE listing standards. In addition, the Board has determined that at least one member of the Audit Committee has the financial expertise required by the applicable NYSE listing standards and is an “Audit Committee Financial Expert” as defined by applicable standards of the SEC. The Board has designated the Audit Committee chairman, Mr. Adamko, as an Audit Committee Financial Expert.

          Compensation Committee. The members of the compensation committee (the “Compensation Committee”) are Messrs. Humphreys (chair), Ferrer, and Hershfield. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined by the applicable NYSE listing standards. The Compensation Committee reports to the Board on issues concerning executive officer compensation, including the relationship between compensation and performance and the measures of performance to be considered, and concerning the compensation and other key terms of employment agreements. (See “Compensation Discussion and Analysis” beginning on page 6 of this proxy statement.) The Compensation Committee held five meetings during the year ended December 31, 2008.

          Corporate Governance and Nominating Committee. The members of the corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”) are Messrs. Rossides (chair), Abrams, and Humphreys. The Board has determined that all of the members of the Corporate Governance and Nominating Committee are “independent” as the term is defined by the applicable NYSE listing standards. The Corporate Governance and Nominating Committee evaluates the following criteria, as set forth in the Company’s Corporate Governance Guidelines, in making recommendations to the Board of Directors for director nominees:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to Board of Directors and committee matters;

•

the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial, and responsive to the needs of the Company; and

•	diversity of viewpoints, background experience, and other demographics.

          The Corporate Governance and Nominating Committee recommended, and the Board of Directors approved, fixing the number of directors at nine as of the 2008 Annual Meeting. The Committee will evaluate, using the above mentioned criteria, nominees for director submitted by shareholders pursuant to the procedure outlined under “2009 Annual Meeting” on page 34 of this proxy statement.

          The Corporate Governance and Nominating Committee held one meeting during the year ended December 31, 2008.

          Retirement Committee. The members of the retirement committee (the “Retirement Committee”) are Messrs. Cappelli (chair), Millman, Hershfield, Tietjen, and Ms. Mindy Stern (Senior Vice President, Human Resources Director). The Retirement Committee is an administrative committee that meets periodically to review applications submitted by plan members for distribution under the Company’s Retirement Plan and any amendments to the Retirement Plan. The Retirement Committee also serves as the Fiduciary for the Company’s 401(k) Plan. The Retirement Committee held two meetings during the year ended December 31, 2008.

          Executive Committee. The members of the executive committee (the “Executive Committee”) are Messrs. Cappelli (chair), Millman, Adamko, Humphreys, and Rossides. The Executive Committee has the authority to act on most matters that the full Board of Directors could have acted on during intervals between Board meetings. The Executive Committee did not meet during the year ended December 31, 2008.

          All of the Directors on the slate were in attendance at the 2008 Meeting of Shareholders. There is no corporate policy concerning Board Members’ attendance at Annual Shareholder Meetings.

Corporate Governance Practices

          The Board of Directors has long been committed to sound and effective corporate governance practices.

          The Company’s management has closely reviewed, internally and with the Board of Directors, the provisions of the Sarbanes-Oxley Act of 2002, the related SEC rules, and the NYSE corporate governance listing standards regarding corporate governance policies and procedures. As a result of this review process, the Board of Directors determined that it was not necessary to modify the charters of the Audit Committee or Corporate Governance and Nominating Committee. The Compensation Committee charter was amended to add references to its role as required under the Capital Purchase Plan. The Board of Directors continues to monitor guidance from the SEC, the NYSE, and other relevant agencies regarding corporate governance procedures and policies and will continue to assess these charters to ensure full compliance with the applicable requirements.

          Director Independence. A majority of the members of the Board of Directors have historically been independent and key committees are comprised solely of independent directors in accordance with applicable SEC and NYSE rule requirements. The Board of Directors has determined that a majority of the current directors are “independent” as that term is defined by applicable SEC and NYSE rules. These independent directors are:

Robert Abrams
Joseph M. Adamko
Fernando Ferrer
Allan F. Hershfield
Henry J. Humphreys
Robert W. Lazar
Eugene T. Rossides

          Code of Ethics. In November 2003, the Board of Directors adopted a Code of Ethics for the Company’s Board of Directors, officers, and employees in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which the Company is subject. All directors, officers, and employees of the Company are expected to be familiar with the Code of Ethics and to adhere to its principles and procedures.

          Corporate Governance Guidelines. The Board of Directors adopted a comprehensive set of Corporate Governance Guidelines on November 21, 2003. These guidelines address a number of important governance issues including director independence, criteria for Board membership, dealings of the Board in executive session, expectations regarding attendance and participation in meetings, authority of the Board of Directors and committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer, and annual Board evaluation. The non-management directors designate the director who will preside at the executive sessions. The Corporate Governance and Nominating Committee will consider nominations submitted by shareholders in accordance with the procedures set forth in the Company’s Bylaws, as described on page 34. Such nominations will be evaluated in accordance with criteria for director selection described in the guidelines.

          Transactions with Related Persons. The Board of Directors has approved a “Related Person Transaction Policy” that covers any transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any director or executive officer of Company, any nominee for director, any shareholder owning an excess of 5% of the total equity of Company, and an “immediate family member” of any such person.

          In deciding whether to approve or ratify any Related Person Transaction, the Board of Directors, a committee thereof, or a designated director, are to consider the following factors, to the extent relevant to the transaction:

•	whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Person;

•	whether there are business reasons for the Company to enter into the Related Person Transaction;

•	whether the Related Person Transaction would impair the independence of an outside director; and

•

whether the Related Person Transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Person, the direct or indirect nature of the director’s, executive officer’s or Related Person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Board of Directors or committee deems relevant.

          All transactions subject to the Related Person Transaction Policy must be approved or ratified by the Board of Directors. If the transaction involves a Related Person who is a director or an immediate family member of a director, such director may not participate in the deliberations or vote respecting such approval or ratification, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Board of Directors that considers such transaction. In the discretion of the Board of Directors, the consideration of such transaction may be delegated to a committee of the Board of Directors. In the event management determines it is impractical or undesirable to wait until a Board of Directors or committee meeting to approve a Related Person Transaction, the chair of the committee may review and approve the transaction in accordance with the criteria set forth herein.

          The Company is not aware of any Related Person Transaction or contemplated Related Person Transaction in 2008.

          Procedures for Communications to the Board of Directors, Audit Committee, and Non-Management Directors. The Board of Directors has adopted procedures for the Company’s shareholders and other interested parties to communicate regarding (i) accounting, internal accounting controls, or auditing matters to the Board’s Audit Committee and (ii) other matters to the non-management directors of the Board of Directors entitled “Method for Interested Persons to Communicate with Non-Management Directors and Audit Committee Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, or Auditing Matters”. Communications should be made, pursuant to such procedures, to the Company’s Director of Human Resources at 145 East 40th Street, New York, New York 10016, or by e-mail to HRdir.corpgov@sterlingbancorp.com. The Company also adopted a separate procedure for employees to confidentially communicate concerns regarding questionable accounting and auditing matters on an anonymous basis.

          Copies of the Company’s current corporate governance documents, including the Company’s Corporate Governance Guidelines, Code of Ethics, Method for Interested Persons to Communicate with Non-Management Directors, as well as the current charters of the Audit, Corporate Governance and Nominating, and Compensation Committees are available on the Investor Relations section of the Company’s website at www.sterlingbancorp.com/ir/investor.cfm — Governance. Requests by shareholders for printed versions of these documents should be made to the attention of the Corporate Secretary of the Company.

Director Fees and Options

          Directors who are not salaried officers receive fees for attending Board of Directors and committee meetings. Effective January 1, 2009, the Board of Directors approved increases to the fees and stipends paid to non-employee directors as a result of an analysis of fees paid to directors of banks of similar size based on the recommendation of the Corporate Governance and Nominating Committee. Prior to January 2009, each eligible director received $1,475 for each board meeting attending and $950 for each committee meeting attended. Effective January 1, 2009, each eligible director shall receive a fee of $1,550 for each board meeting attending and $1,000 for each committee attended. Prior to January 2009, each director received an annual stipend of $5,000 payable in quarterly arrears. Effective January 1, 2009, each eligible director will received an annual stipend of $7,500 payable quarterly in arrears. Prior to

January 2009, Directors were paid $475 for attendance via telephone; effective January 1, 2009 Directors will be paid one half of the applicable fee for attendance via telephone. Effective January 1, 2009, expenses of directors incurred in traveling to Board of Directors and committee meetings are reimbursed by the Company. The chair of the Audit Committee receives an annual stipend of $5,000 for services, and the chairs of the Compensation Committee and Corporate Governance and Nominating Committee also receive an annual stipend of $2,000 for services.

          Pursuant to the adoption of an automatic grant of options in 2002, non-employee directors were granted options for 4,725 Common Shares (after adjustment for share splits and share dividends) on the last day a trade is reported in June for each of the years 2003 through 2006. The last grant was made on June 30, 2006. The options are non-qualified share options exercisable in four equal installments, commencing on the first anniversary of the date of grant and expiring on the fifth anniversary of such date; provided, however, that they become immediately exercisable in the event of a change in control of the Company. The exercise price is equal to 100% of the fair market value of the Common Shares on the date of grant. Upon termination of the services of a director who is not also a salaried officer, all options then exercisable may be exercised for a period of three months, except that if termination is by reason of death, the legal representative of such deceased director has six months to exercise all options regardless of whether the decedent could have exercised them.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)

Robert Abrams	29,425	5,792	29,617
Joseph M. Adamko	44,675	5,792	45,842
Fernando Ferrer	30,525	5,792	24,242
Allan F. Hershfield	41,925	5,792	37,367
Henry J. Humphreys	47,225	5,792	42,117
Robert W. Lazar	38,125	5,792	29,767
Eugene Rossides	36,325	5,792	35,092

(1)

In December 2005, the Board of Directors approved the accelerated vesting and exercisability of all outstanding unvested and unexercisable stock options. As a result, all outstanding options then became fully vested and immediately exercisable and the expense charge was for options granted in 2006.

(2)

The expense recorded in accordance with FAS 123R resulted from the grant on June 30, 2006 of options pursuant to the final grant under an automatic grant of options adopted in 2002. 4,725 shares were granted to each director named at $19.50 per share. See Note 16 in the Company’s Form 10-K for fiscal year 2008 for the calculation of fair value of the option awards granted in 2006.

Audit Fees

          The following shows information about fees billed to the Company by KPMG LLP (“KPMG”).

	2008 ($)	Percentage of 2008 Services Approved by Audit Committee	2007 ($)

Audit fees(a)	835,000	100	891,000
Audit-related fees(b)	121,000	100	100,000
Tax fees(c)	591,000	100	271,000

(a)

Audit fees for 2008 constitute fees for an “integrated audit” comprising audits of the Company’s financial statements and its internal control over financial reporting. The Audit Committee has approved all services comprising the integrated audit. The audit fees for 2008 shown above have been approved by the Audit Committee and have been or are expected to be billed by KPMG.

(b)	Audit-related fees are fees in respect of attest services not required by statute or regulation, due diligence, and employee benefit plan audits.

(c)	Tax fees are fees in respect of tax return preparation, consultation on tax matters, tax advice relating to transactions, and other tax planning and advice.

          The Audit Committee has considered whether KPMG’s provision of non-audit services is compatible with maintaining the auditor’s independence.

Changes in Registrant’s Certifying Accountant

          On March 19, 2009, the Audit Committee of the Board of Directors of Sterling Bancorp determined that it would be in the best interests of Sterling Bancorp and its subsidiaries (the “Company”) not to engage KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 or any quarterly periods therein. KPMG was notified of this action on March 23, 2009.

          The audit reports of KPMG on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. KPMG’s reports on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007 referred to the Company’s adoption, in 2006, of SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

          During the two years ended December 31, 2008, and the subsequent interim period through March 23, 2009, there were no (a) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter thereof in their reports or financial statements for such years, or (b) reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

          We provided KPMG with a copy of the foregoing disclosures and requested that KPMG furnish a letter addressed to the Securities and Exchange Commission indicating whether or not it agrees with such disclosures, which letter is to be filed as an exhibit to an amendment to the Company’s filing on Form 8-K reporting the change in independent registered public accounting firm.

          On March 27, 2009, the Company engaged Crowe Horwath LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2009, effective as of March 27, 2009. During the two years ended December 31, 2008, and the subsequent interim period through March 27, 2009, the Company did not consult with Crowe Horwath LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that Crowe Horwath LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

          The Company’s shareholders, at the Annual Meeting, will vote on the ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2009.

Pre-Approval of Audit and Non-Audit Services

          In accordance with the Company’s Audit Committee charter, the Audit Committee pre-approves all audit and non-audit services before the independent registered public accounting firm is engaged by the Company to render such services.

AUDIT COMMITTEE REPORT

          The Committee operates pursuant to a charter that was originally adopted by the Board of Directors on May 18, 2000, as amended on November 15, 2001, and further amended and restated on November 21, 2003, and amended on March 15, 2005 and March 11, 2009. The role of the Audit Committee, as set forth in its charter, is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function and to prepare this report. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent”, as required by applicable listing standards of The New York Stock Exchange and the Federal securities laws and the rules and regulations promulgated thereunder.

          The charter is available on the Company’s website at www.sterlingbancorp.com/ir/AuditCommitteeCharter.Pdf. As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and the effectiveness of internal control over financial reporting. Management is responsible for maintaining the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and annually auditing management’s assessment of the effectiveness of internal control over financial reporting in accordance with PCAOB Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

          In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the PCAOB and currently in effect. The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB and currently in effect, and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management in accordance with the applicable rules and regulations of the SEC and PCAOB implementing the auditor independence requirements prescribed by the Sarbanes-Oxley Act of 2002. Any non-audit services performed by the independent registered public accounting firm have been specifically pre-approved by the Audit Committee.

          The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by the Company for accounting, financial management, internal control, or to set auditor independence standards. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate (i) accounting and financial reporting principles and policies designed to assure compliance with accounting standards and applicable standards and applicable laws and regulations or (ii) internal control over financial reporting. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s independent registered public accounting firm is in fact “independent”.

          The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

          Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee is recommending to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 to be filed with the Securities and Exchange Commission.

Dated: March 19, 2009

JOSEPH M. ADAMKO, CHAIR	HENRY J. HUMPHREYS	ROBERT W. LAZAR	EUGENE T. ROSSIDES

Transactions with the Company and Other Matters

          From time to time, officers and directors of the Company and their family members or associates have purchased, or may purchase, short-term notes of the Company and certificates of deposit from the Bank on the same terms available to other persons. The Bank and its mortgage subsidiary also make loans from time to time to related interests of directors and executive officers. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Security Ownership of Directors and Executive Officers and Certain Beneficial Owners

          The following table sets forth, as of March 25, 2008, holdings of the Company’s Common Shares by each present director and each of the executive officers named in the Summary Compensation Table on page 14 and by all directors and executive officers as a group. The Common Shares are traded on The New York Stock Exchange and the closing price on March 25, 2009 was $10.28 per share.

Name	Number and Nature of Common Shares Beneficially Owned(1)(2)	% of Outstanding Common Shares

Robert Abrams	51,345	0.28
Joseph M. Adamko	32,428	0.18
Louis J. Cappelli	921,970	5.04
Fernando Ferrer	16,542	0.09
Allan F. Hershfield	33,056	0.18
Henry J. Humphreys	33,121	0.18
Robert W. Lazar	3,467	0.03
John C. Millman	424,657	2.34
Eugene T. Rossides	18,385	0.10
John W. Tietjen	152,373	0.84
Howard M. Applebaum	61,501	0.39
Eliot Robinson	50,464	0.28
All directors and executive officers as a group (12 in group)	1,811,671	9.76

(1)

For purposes of this table “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any Common Shares that such person or group has the right to acquire within 60 days after March 25, 2009. For purposes of computing the percentage of outstanding Common Shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after March 25, 2009 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. For information regarding the accelerated vesting and exercisability of options held by two executive officers and all non-employee directors, see the “Outstanding Equity Awards” table on page 18 and “Director Fees and Options” beginning on page 27.

(2)

Each director and officer has sole voting and investment power with respect to the securities indicated above to be owned by him, except that in the case of Messrs. Millman, Tietjen, Applebaum, and Robinson, shares shown as owned include, respectively, 56,577, 11,141, 2,359 and 9,795 Common Shares held in 401(k) plans as to which they have power to direct the vote. The shares shown as owned include as to Messrs. Abrams, Adamko, Ferrer, Hershfield, Humphreys, and Rossides, 16,385 Common Shares each; as to Mr. Lazar, 2,362 Common Shares; as to Messrs. Cappelli, Millman, Tietjen, Applebaum, and Robinson, 190,180, 37,800, 63,527, 29,400, and 36,109 Common Shares, respectively, and as to all directors and executive officers as a group, 457,688 Common Shares covered by outstanding share options exercisable within 60 days.

    In addition, the shares shown as owned by Mr. Adamko include 2,832 Common Shares owned by his wife, beneficial ownership of which he disclaims. The shares shown as owned by Mr. Cappelli include 711 Common Shares owned by his wife, beneficial ownership of which he disclaims, and 450,000 Common Shares owned by the Louis J. Cappelli 2009 Grantor Retained Annuity Trust, as to which Mr. Cappelli currently has no voting power or investment power. The shares owned by Mr. Millman include 329 Common Shares owned by his wife and 1,197 Common Shares owned by his wife’s Individual Retirement Account, beneficial ownership of which he disclaims.

          The following table sets forth the persons or groups known to the Company to be the beneficial owner of more than five percent of the outstanding Common Shares based upon information provided by them to the Company as of March 25, 2009.

Name and Address	Number and Nature of Common Shares Beneficially Owned(1)		Approximate Percentage of Class

Certain Barclays Bank related entities 45 Fremont Street San Francisco, California 94105	1,496,038	(2)	8.29

Louis J. Cappelli 650 Fifth Avenue New York, New York 10019-6108	921,970	(3)	5.04	(4)

GAMCO Investors, Inc. One Corporate Center Rye, New York 10580-1435	1,555,635	(5)	8.59	(5)

(1)	See Footnote 1, page 31, for definition of “beneficial ownership.”

(2)

The number and nature of the Common Shares beneficially owned are set forth in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009 by certain Barclays Bank related entities. According to said schedule, the reporting entities are Banks. Barclays Global Investors, NA, has the sole voting power for 517,194 and sole dispositive power for 666,355 Common Shares. Barclays Global Fund Advisors has the sole voting power for 613,329 and sole dispositive power for 818,022 Common Shares. Barclays Global Investors, Ltd, has the sole dispositive power for 11,661 and together have the power to vote or to direct the vote for 1,130,514 Common Shares and the power to dispose or to direct the disposition of 1,496,038 Common Shares. The shares are reported to be held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)

See Footnote 2, page 31, for number and nature of the ownership of the Common Shares. The number of Common Shares beneficially owned includes 190,180 options for Common Shares exercisable within 60 days after March 25, 2009.

(4)	For the purpose of calculating Mr. Cappelli’s percentage ownership of outstanding Common Shares, the options referred to in Note (3) above are deemed to be outstanding Common Shares.

(5)

The number and nature of the Common Shares beneficially owned are set forth in a statement on Schedule 13D filed with the Securities and Exchange Commission on October 13, 2008 by GAMCO Investors, Inc., Mario J. Gabelli, and various entities which he directly or indirectly controls or for which he acts as chief investment officer. According to said schedule, the reporting entities engage in various aspects of the securities business; certain of these entities may also make investments for their own accounts. Gabelli Funds, LLC, has the sole voting power and sole dispositive power for 496,550 Common Shares. GAMCO Asset Management Inc. has the sole voting power of 1,015,370, and sole dispositive power for 1,056,685 Common Shares. Teton Advisors, Inc. has the sole voting power and sole dispositive power of 2,400 shares. Mr. Gabelli is deemed to have beneficial ownership of the Common Shares beneficially owned by each of the foregoing entities.

          Except as set forth above, the Company does not know of any person that owns more than 5% of any class of the Company’s voting securities.

Section 16(a) Beneficial Ownership Reporting Compliance

          Based solely on the review of the Forms 3, 4, and 5 furnished to the Company and certain representations made to the Company, the Company believes that there were no filing deficiencies in 2008 under Section 16(a) of the Securities Exchange Act of 1934 by its directors, executive officers, and 10 percent holders.

2 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

          The Company believes that its compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

          On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law. ARRA requires, among other things, every participant in the TARP CPP to permit a non-binding shareholder vote to approve the compensation of the participant’s executives. Accordingly, the Company is asking you to approve the compensation of the Company’s named executive officers as described under “Executive Compensation – Compensation Discussion & Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Under ARRA, your vote is advisory and will not be binding upon the Board, however, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements. The favorable vote of a majority of the votes cast will constitute approval of this advisory proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE EXECUTIVE COMPENSATION TABLES AND THE
RELATED DISCLOSURE CONTAINED IN THE PROXY STATEMENT

3 — PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Board of Directors has appointed Crowe Horwath LLP to serve as the Company’s independent registered public accounting firm for the fiscal year 2009 and the Board of Directors recommends that shareholders ratify such appointment at the Annual Meeting.

          Action by the shareholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution ratifying the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm is rejected by the shareholders, then the Audit Committee may reconsider its choice of independent registered public accounting firms. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Proxies in the form solicited hereby that are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholder.

          Representatives of Crowe Horwath LLP and KPMG LLP are expected to attend the Annual Meeting, to have an opportunity to make a statement, if either of them desires to do so, and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE RATIFICATION OF THE APPOINTMENT OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

GENERAL

2009 Annual Meeting

          Any shareholder who may desire to submit under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) a proposal for inclusion in the Company’s proxy and proxy statement for the 2010 Annual Meeting of Shareholders currently scheduled to be held on May 6, 2010, must present such proposal in writing to the Company at 650 Fifth Avenue, New York, New York 10019-6108, Attention: Dale C. Fredston, Corporate Secretary, no later than the close of business on December 15, 2009. Under the Company’s Bylaws, any shareholder who desires to submit a proposal outside of the process provided by the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) or desires to nominate a director at the 2009 Annual Meeting of Shareholders must provide timely notice thereof in the manner and form required by the Company’s Bylaws by March 3, 2010 (but not before February 4, 2010). If the date of the 2010 Annual Meeting should change, such deadlines would also change.

Other

          Management knows of no other business to be presented to the Annual Meeting of Shareholders, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Board of Directors’ recommendations.

          The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies by personal interview, telephone, or electronic mail. The Company reimburses brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. The Company has retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 08902 to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of $3,500, plus expenses, for these services.

          The Annual Report to Shareholders (which is not a part of the proxy soliciting material) for the fiscal year ended December 31, 2008 accompanies this Notice and proxy statement.

          The Company files with the Securities and Exchange Commission an annual report on Form 10-K. A copy of the report for the fiscal year ended December 31, 2008, including the financial statements and schedules thereto, will be furnished, without charge, to any shareholder sending a written request therefore to John W. Tietjen, Executive Vice President and Chief Financial Officer, Sterling Bancorp, 650 Fifth Avenue, New York, New York 10019-6108.

          As permitted by applicable law, only one copy of this Information Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Information Statement.

          The Company will promptly deliver, upon oral or written request, a separate copy of the Information Statement to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations, at our corporate offices, 650 Fifth Avenue, New York, New York 10019-6108 or be telephone at (212) 757-3300.

          Shareholders who share an address can request the delivery of separate copies of future stockholder materials upon written request which should be directed to Investor Relations, at our corporate offices, 650 Fifth Avenue, New York, New York 10019-6108 or by telephone at (212) 757-3300.

STERLING BANCORP

Dated: April __, 2009

NOTICE OF INTERNET AVAILABILITY

Electronic Access to Proxy Statement and Annual Report

          The Company’s proxy statement and annual report are available over the Internet at www.sterlingbancorp.com/proxy. If you are a shareowner of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your Sterling Bancorp stock (STL) through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

STERLING BANCORP
650 Fifth Avenue, New York, New York 10019-6108

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

1. ELECTION OF DIRECTORS		FOR	WITHHOLD		FOR	AGAINST	ABSTAIN
		All Nominees	For all Nominees	2. Advisory approval of the compensation of the Company’s named executive officers.	☐	☐	☐
01 Robert Abrams, 03 Louis J. Cappelli, 05 Allan F. Hershfield, 07 Robert W. Lazar, 09 Eugene Rossides.	02 Joseph M. Adamko, 04 Fernando Ferrer, 06 Henry J. Humphreys, 08 John C. Millman,	☐	☐
				3. Proposal to ratify the appointment by the Audit Committee of the Board of Directors of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.
To withhold authority to vote for any individual nominee(s) write that nominee’s name in the space provided.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE MANNER DIRECTED HEREIN. IF THIS CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Signature	Signature	Date

Please mark, date, and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

^ FOLD AND DETACH HERE ^

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

The Company’s proxy statement and annual report are available over the Internet at www.sterlingbancorp.com/proxy.

INTERNET http://www.proxyvoting.com/stl		TELEPHONE 1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step–by–step instructions will prompt you through enrollment.

PROXY

THIS PROXY IS SOLICITED ON BEHALF

OF THE BOARD OF DIRECTORS

STERLING BANCORP

ANNUAL MEETING OF SHAREHOLDERS, THURSDAY, MAY 7, 2009

The undersigned appoints Louis J. Cappelli, Allan F. Hershfield and Henry J. Humphreys, or any one of them, attorneys and proxies with power of substitution, to vote all of the Common Shares of Sterling Bancorp standing in the name of the undersigned at the Annual Meeting of Shareholders on Thursday, May 7, 2009, at The University Club, One West 54th Street, New York, New York 10019, at 10:00 A.M. Eastern Time and all adjournments thereof, hereby revoking any proxy heretofore given.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments (Mark the corresponding box on the reverse side)

^FOLD AND DETACH HERE^

Reminder Notice

STERLING BANCORP

650 Fifth Avenue

New York, New York 10019

To the Shareholders of Sterling Bancorp:

A Reminder

Please complete the enclosed Proxy and return it in the postage paid envelope, or vote via the toll free telephone number or via the Internet, as instructed on the Proxy.

KINDLY ACT PROMPTLY – If you have already sent in your Proxy or voted by telephone or the Internet, please disregard this notice.

The Company’s proxy statement and annual report are available over the Internet at www.sterlingbancorp.com/proxy.